Exhibit 9

                  NEW STOCKHOLDERS AGREEMENT


     THIS AGREEMENT is entered into effective the 11th day of March, 1994, by and among the following parties:

       DynCorp, a Delaware corporation with offices at 2000
           Edmund Halley Drive, Reston, Virginia  22091

             (herein, "DynCorp" or the "Company");

        The Management Stockholders of DynCorp, represented by
    the Management Stockholders Committee, c/o DynCorp, 2000 Edmund
             Halley Drive, Reston, Virginia  22091

           (herein, the "Management Stockholders"); and

           The Private Investors in DynCorp, represented by
       Herbert S. Winokur, Jr. (the "Investors' Representative"), President of Winokur Holdings, Inc., Managing Partner of
     pricorn Holdings, L.P., General Partner of Capricorn Investors, L.P., a Delaware limited partnership with offices at 2 Cummings
            Point Road, Stamford, Connecticut  06902

                   (herein, the "Investors").

RECITALS:

     A. On or about March 11, 1988, each of the Investors and certain of the Management Stockholders purchased shares of common stock and common stock warrants of DME Holdings, Inc, which in turn were exchanged on September 9, 1988 for common stock of the Company, par value $0.10 per share (the "Common Shares"), and warrants to acquire Common Shares ("Warrants"). In addition, other Management Stockholders and DynCorp employees purchased Common Shares and Warrants under the DynCorp Management Employees Stock Purchase Plan or from other Management Stockholders during the period between September 9, 1988 and the date of this Agreement. During the period May, 1990 through December, 1993, certain Management Stockholders and other employees of the Company were also awarded restricted stock units under the DynCorp Restricted Stock Plan (the "RSP") which in turn have been or will be exchanged for Common Shares.

     B. On September 9, 1988, the Company established an Employee Stock Ownership Plan (the "ESOP"), effective January 1, 1988. During the period September 9, 1988 through December 31, 1993, the ESOP acquired from the Company a total of 4,148,711 Common Shares, which have been fully allocated to the accounts of employee participants under the ESOP as a retirement benefit. On March 26, 1991, the Company and the ESOP Trustee entered into an amendment to the ESOP Subscription Agreement, under which the Company agreed to contribute an additional 625,000 Common Shares to the ESOP, or to fund the purchase of so many Common Shares by the ESOP, during 1994 and to pay, to retiring and terminating employees who sold their Common Shares to the ESOP or the Company through 1996, a premium representing the difference between the amount of $27.00 and the put purchase price determined in accordance with the ESOP, if such amount should be lower than $27.00, provided that the aggregate premium amount so paid would not exceed $16,000,000.

     C. On March 11, 1988, the Investors and other private investors purchased $8,495,000 of the Company's Common Shares and Warrants, $10,000,000 of the Company's Class B Preferred Stock (all of which was redeemed on July 25, 1989), and $3,000,000 of the Company's Class C Preferred Stock (the "Class C Preferred Stock"), which is convertible into 123,711 Common Shares and 825,981 Warrants. In addition, on September 9, 1988, the Company issued approximately $55,000,000 of 16% Pay-in-Kind Debentures and $26,200,000 of 17% Pay-in-Kind Class A Preferred Stock to the former public stockholders of DynCorp. The Class A Preferred Stock was redeemed on February 27, 1992. The current balance of the 16% Debentures is approximately $92,100,000.

     D. On September 9, 1988, the Company issued to Pyramid Investments, Ltd, an affiliate of Bankers Trust Company, in consideration of loan and letter of credit commitments totalling $190,000,000, a warrant (the "Pyramid Warrant") convertible into 942,563 Common Shares. The Pyramid Warrant was acquired by Capricorn Investors, L.P., one of the Investors, on September 28, 1990. (Hereafter, the term "Warrant" shall include the Pyramid Warrant unless specifically indicated to the contrary.)

     E. As of the date of this Agreement, the ownership of the Company's Common Shares is as follows (assuming the conversion of the Class C Preferred Stock, exercise of the Warrants, and distribution of remaining restricted stock units):

                      Number of Shares    Percentage

ESOP                     3,816,841           33.7%
Management Stockholders  2,867,726           25.3%
Investors                4,503,994           39.8%
Others                     129,865            1.1%


     F. The ESOP has purchased 316,189 of the Company's Common Shares for allocation during 1994, and the Company is obligated to sell or contribute at least 308,811 additional shares for allocation in 1994. After such allocation, assuming the conversion of the Class C Preferred Stock and the exercise of the Warrants, the ownership of the Company's Common Shares would be substantially as follows:


                      Number of Shares    Percentage

ESOP                     4,441,841           37.2%
Management Stockholders  2,867,726           24.0%
Investors                4,503,994           37.7%
Others                     129,865            1.1%


     G. As of March 11, 1988, the parties entered into a Stockholders Agreement (the "Original Stockholders Agreement") under which they agreed to the composition of the Company's Board of Directors, to certain restrictions on the sale of Common Shares, and to a procedure for the purchase of securities of retiring, disabled, and terminating Management Stockholders by other Management Stockholders, the Investors, or the Company. Since the inception of the Original Stockholders Agreement, the Company, the Investors, or other Management Stockholders have repurchased Common Shares and Warrants having an aggregate value of $2,516,600 from such retiring, disabled, or terminating Management Stockholders, which includes all the Common Shares and Warrants offered for purchase under the Original Stockholders Agreement through December 31, 1993.

     H. The Management Stockholders, the Investors, and the Company now wish to enter into a new stockholders agreement for the purpose of facilitating the establishment of a limited internal market for the Common Shares and, pending establishment of the internal market, to provide for the disposition of Management Stockholder and Investor Common Shares and Warrants upon retirement, termination, or in the event of any other planned liquidation of such Common Shares.


     NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged concurrently with the execution of this Agreement, the undersigned parties to this Agreement hereby agree as follows:

     1. Composition of the Board of Directors - The Investors and the Management Stockholders agree that the composition of the Board of Directors of the Company shall be as currently constituted, subject to the understanding that the Board shall consist of an equal number of directors nominated by each of (a) Capricorn, acting on behalf of the Investors, and (b) the Management Stockholders Committee, acting on behalf of the Management Stockholders, plus one director to be elected in accordance with the following procedures, if applicable. Capricorn, acting on behalf of the Investors, and the Management Stockholders Committee, acting on behalf of the Management Stockholders, shall, upon the request of a majority of the entire Board of Directors, jointly select an additional or "tie-breaker" member of the Board, to serve until expiration of his term in accordance with the Company's certificate of incorporation or until removed by unanimous vote of all the directors except such "tie-breaker" member. Each Investor and Management Stockholder agrees to vote his or her Common Shares and Class C Preferred Stock in favor of the nominees nominated for election in accordance with this provision.

     2. Participation in Internal Stock Market - The Company, the Investors, and the Management Stockholders agree to use their best efforts to establish a limited internal stock market at the earliest practicable time for the trading of Common Shares (the "Internal Market"). It is understood that the timing of the Internal Market will depend on the availability of sufficient numbers of sellers and buyers who are ready and willing to engage in purchases and sales of Common Shares at a market price. The viability of such a market will therefore be determined by the level of Company earnings, the Company's future prospects, and the ability of the Company to secure independent professional appraisals of the fair market value of the Common Shares so as to attract buyers and sellers to the Internal Market. Since many of these circumstances are beyond the Company's direct control, there can be no guarantee that an Internal Market for Common Shares can be established or, if established, that such a Market can be sustained on a basis sufficient to continue to attract future buyers and sellers. Once established, the Internal Market will be considered to be suspended only when so suspended by formal resolution of the Board of Directors of the Company. The Company shall have no obligation to initiate or maintain the Internal Market if a public market for Common Shares exists or is contemplated within a 120-day period.

     3.   Restrictions on Sales Outside the Internal Market  -
In consideration of the proposed establishment of the Internal Market and the other commitments of the Company set forth herein, the Investors and Management Stockholders agree that they will not sell or offer to sell any Common Shares, Warrants, or Class C Preferred Stock outside of the Internal Market, except as permitted under paragraphs 4 or 5 below. Certificates representing Common Shares, Warrants, and Class C Preferred Stock shall bear restrictive legends described in paragraph 12.

     4. Permitted Sales of Common Shares and Warrants - Notwithstanding the restrictions described in paragraphs 2 and 3 above, and without regard to the existence of the Internal Market, the following sales of Common Shares and Warrants shall be permitted:

          (a) Any sale in response to a tender offer or other offer to acquire pro rata or otherwise more than 30% of the authorized and outstanding Common Shares and Warrants, or any sale in response to any offer to buy (regardless of quantity or percentage) made by the Company, the ESOP, or any other qualified or non-qualified benefit plan maintained by the Company;

          (b) Any sale made as part of a public offering of Common Shares that has been registered with the Securities
Exchange Commission or through a public market on which the Common Shares are registered to trade;

          (c)  Any sale or exchange of Common Shares and/or
Warrants in connection with a recapitalization, reorganization, spin-off, or split-off of the Company or parts thereof, involving only parties to this Agreement and/or the ESOP;

          (d) Any sale or transfer of Common Shares or Warrants to any member of a Management Stockholder's or an Investor's immediate family or legal representative, including a transfer pursuant to a domestic relations order, or to any majority-owned affiliate of any Investor or an owner of or investor in any Investor organization, provided such transferee has agreed in writing to be bound by the terms of this Agreement (a "Permitted Transferee");

          (e)  Any sale or transfer in accordance with paragraph
5 below concerning retiring, disabled, deceased, or otherwise terminated Management Stockholders; and

          (f) Any other sale or disposition of Common Shares approved by a majority of the Board of Directors.

Sales, exchanges, or transfers under (c) and (d) above shall be conditioned upon the agreement by the transferee to be bound by the terms of this Agreement. No sales or transfers of Class C Preferred Stock shall be permissible; however, upon conversion of the Class C Preferred Stock, the underlying Common Shares and Warrants shall be subject to this paragraph 4.

     5. Disposition of Common Shares Owned by Retiring and Certain Other Management Stockholders - Management Stockholders who retire or otherwise terminate their employment with the Company, other than those described in (c) below, and the representatives of deceased Management Stockholders, will be entitled to dispose of their Common Shares and Warrants through transactions in the Internal Market. Until such time as the Internal Market is established, or during any period when such Internal Market may be suspended, the following procedures will apply with respect to Common Shares and Warrants owned by retiring, terminating, or deceased Management Stockholders.

          (a) Management Stockholders who retire on or after a "Retirement Date" as defined in the ESOP, Management Stockholders whose positions are eliminated as part of a reduction-in-force, and representatives of deceased Management Stockholders shall have the option, exercisable on a one-time basis as to all or any portion of their holdings of Common Shares or Warrants and within a reasonable time before or after the event which gives rise to such option, of (i) retaining their Common Shares and Warrants or
(ii) offering such Common Shares and Warrants in accordance with the procedures set forth in paragraph 6 below. Prior to the establishment of the Internal Market, or during any period such Internal Market is suspended, the price for such offered Common Shares and Warrants shall be the fair market value as of such time determined from time to time by the Board of Directors (the "Board-Determined Fair-Market-Value Price").

          (b) Management Stockholders who voluntarily elect to leave the employ of the Company under circumstances other than those described in (a) above shall be required to resell their Common Shares and Warrants in accordance with the procedures set forth in paragraph 6 below, at the Board-Determined Fair-Market-Value Price.

          (c) Management Stockholders whose employment with the Company is terminated for cause shall be required to resell their Common Shares and Warrants to the Company at the lower of the Board-Determined Fair-Market-Value Price or the Management Stockholder's original cost for such securities; provided that payment therefor shall be made in four equal annual installments commencing one year after the date of termination and shall further be subject each year to such restrictions regarding securities repurchases as may be contained in any Company debt instrument and the rights and preferences of the Class C Preferred Stock.

          (d) Management Stockholders who elect to retain Common Shares and Warrants under (a)(i) above, or their legal representatives or Permitted Transferees, shall be entitled to participate in the Internal Market and shall further be entitled to participate as a purchaser in any Periodic Offer (as hereafter defined), in accordance with, but subject to all Management Stockholder obligations under, this Agreement.

     6. Procedures for Offering Common Shares for Sale - The following procedures shall be followed to effect sales of Common
Shares and Warrants pursuant to paragraphs 5(a) and (b):

          (a) Prior to the time the Internal Market is initiated, or during any period such Internal Market is suspended, any Management Stockholder entitled to sell Common Shares and Warrants in accordance with paragraphs 5(a) and (b) above shall notify the Corporate Secretary in writing regarding the number of Common Shares and Warrants to be sold and the circumstance of such sale. In cases where a Management Stockholder is required to sell, the Corporate Secretary may so notify the Management Stockholder. Periodically, but no less frequently than once per year, the Corporate Secretary shall initiate the appropriate procedures outlined below (the "Periodic Offer"). Securities shall be offered first to the other Management Stockholders and then to the Investors, at the Board-Determined Fair-Market-Value Price. Sales and purchases shall be allocated on a pro rata basis, based respectively on the total numbers of securities then being offered by each seller and the respective holdings of the prospective purchasers. Trades shall be settled as soon as practicable.

          (b) Any Common Shares or Warrants not sold under the above procedure shall be purchased by the Company at the Board-Determined Fair-Market-Value Price; subject, however, each year to such restrictions on securities repurchases as may be contained in any Company debt instrument or the rights and preferences of the Class C Preferred Stock. Payments for such purchases will normally be made as soon as practicable following the end of the year, following calculation of the effect of annual limitation restrictions; provided, however, that as to Common Shares and Warrants purchased by the Company from Management Stockholders selling their Common Shares and Warrants pursuant to paragraph 5(b) above, payment therefor shall be made in four annual increments commencing no earlier than the year following the year of termination of employment. Securities not sold to other Management Stockholders or Investors or purchased by the Company in the course of a Periodic Offer as a result of such restrictions shall, at the seller's request, be carried over until the following Periodic Offer(s), and the same procedures shall be repeated.

          (c) Sales in the Internal Market shall be in accordance with such procedures as shall be approved by the Board of Directors in keeping with sound industry practices for securities transactions. Without specifying in particular the procedures to be adopted, the Company intends to use its best efforts to establish an Internal Market which will engage in trades based on an independently determined fair market price (the "Internal Market Price") no less than two times a year. The maintenance of the Internal Market may, among other things, be dependent upon the ability of the Internal Market to sustain a minimum volume of trades on each trading date. The Company shall have no obligation to continue the Internal Market once it is established. The cost of maintaining the Internal Market shall be recovered through the assessment of reasonable commissions only on sales of Common Shares and Warrants through the Internal Market. The Company shall have no obligation to maintain the Internal Market during any period when a public market for the Common Shares exists.

          (d)  Notwithstanding the provisions of (a), (b), and
(c) above, if a Management Stockholder or legal representative or Permitted Transferee thereof sells Common Shares obtained directly by such Management Stockholder as a distribution from the RSP, whether effected through the Internal Market at the Internal Market Price or under the procedures described in (a) above based on the Board-Determined Fair-Market-Value Price, and if the Internal Market Price or the Board-Determined Fair-Market-Value Price, as applicable, is lower than the most recent annual or quarterly ESOP Control Premium Share Valuation (hereafter defined), the Company shall be obligated to pay to the selling Management Stockholder or representative an additional amount per Common Share equal to the difference between the Internal Market Price or the Board-Determined Fair-Market-Value Price, as applicable, and the most recent annual or quarterly ESOP Control Premium Share Valuation. This obligation shall only apply to the first sale of any Common Shares received by the Management Stockholder upon conversion of Units awarded under the RSP; it shall be extinguished following either (i) the first sale of any of any such RSP-derived Common Shares by such Management Stockholder, his estate or heir(s), or Permitted Transferee, or
(ii) any transfer of the RSP-derived Common Shares to any party other than a Permitted Transferee. For purposes of this paragraph, the surrender or conversion of restricted stock units for payment of withholding and payroll taxes shall not constitute a "sale", and Control Premium Share Valuation shall mean the most recent ESOP share valuation provided by the ESOP's independent financial advisor, which includes a so-called control block or enterprise value premium. Such valuation as of December 31, 1993 is $17.99 per share.

     7. Management Stockholders Committee - There is hereby established a Management Stockholders Committee, the membership of which shall consist of the individuals identified on Exhibit A hereto. In the event any of the named members of the Committee shall refuse or be unable to serve, a simple majority of the Committee shall have the authority to select a replacement member from among those who are Management Stockholders. A member of the Committee may be removed by a vote of two-thirds of the members of the Committee. The Committee members shall serve without compensation and shall be authorized to make any and all decisions required to be made by the Management Stockholders Committee under this Agreement. No Committee member shall have any liability to any Management Stockholder for any of his or her acts or omissions while serving as a Committee member, each Management Stockholder signatory to this Agreement hereby agreeing to hold such Committee members harmless from any and all liability to such Management Stockholder related to service on the Committee.

     8. Reports - During the term of this Agreement, each Management Stockholder and Investor shall be entitled to receive copies of the following reports and financial information:

          (a)  The most recent Form 10-K or Form 10-Q filed with
               The Securities and Exchange Commission (upon request);

          (b)  DynCorp Employee Annual Report; and

          (c)  Selected quarterly financial and operational data.

     9. Exercise of Warrants - In partial consideration of the undertakings of the Management Stockholders and Investors under this Agreement, the Company agrees, during the period between the individual Management Stockholder's or Investor's execution of a copy of this Agreement and June 1, 1994, to pay for the exercise of Warrants with previously issued Common Shares, at the rate of $11.86 per Common Share. Investors or Management Stockholders who do not avail themselves of this opportunity shall be free to pay a cash price for exercise of the Warrants or retain the Warrants, which may be exercised at any time through September 9, 1998 at the regular warrant exercise price of $0.25 per Warrant; however, if an individual elects to pay cash for exercise of a portion of the Warrants held directly by such individual, the election must be so made for all Warrants held by such individual. The foregoing proviso shall not apply to Warrants held in a trust or individual retirement account.

     10. Term of Agreement - The term of this Agreement shall commence on March 11, 1994, and shall continue through March 10, 1999, unless earlier terminated by agreement on behalf of the parties hereto. No amendment to this Agreement shall be valid unless reduced to writing and signed on behalf of all parties. For purposes of termination or amendment, the Management Investors shall be represented by the Management Stockholders Committee, and the Investors shall be represented by the General Partner of Capricorn Investors, L.P.

     11.  Adherence to this Agreement  -  A Management
Stockholder or an Investor, respectively, shall become a Management Stockholder or Investor party to this Agreement only upon personally executing a copy of the signature page of this Agreement and delivering such executed copy to the Corporate
Secretary of the Company.

     12.  Legends and Stop Transfer Orders  -  Each Management
Stockholder and Investor agrees that substantially the following legends shall be placed on certificates representing Common
Shares and Warrants held by them:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT
     TO THE RESTRICTIONS CONTAINED IN A STOCKHOLDERS AGREEMENT DATED AS OF MARCH 11, 1994, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE SECRETARY OF THE COMPANY.

     THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE ISSUER STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT, OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND OTHER STATE SECURITIES LAW OR THAT THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT.

     13. Public Market - If the Company shall have filed (a) a registration statement relating to any class of its securities pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (b) a final registration statement on Form S-1, S-2, or S-3, relating to its Common Shares pursuant to the requirements of the Securities Act of 1933 (the "Securities Act"), the Company shall file the reports required to be filed by it under the Securities Act, the Exchange Act, and the rules and regulations adopted by the Securities and Exchange Commission (the "Commission") thereunder, to the extent required from time to time to enable Management Stockholders or Investors to sell Common Shares in the public securities market, within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission. During any period when the Common Shares are tradable on a national securities exchange or in the over-the-counter market, the Company shall have no obligation to maintain the Internal Market.

     14. Registration Rights - In the event that the Company files for registration on Form S-1, S-2, or S-3 under the Securities Act for a public offering of Common Shares which includes shares being sold by any Management Stockholders or Investors, the Company shall notify all Management Stockholders and Investors of such intent and afford them the opportunity to participate in such registration and public sale, from time to time and pro rata with other offerors, based on the ratio of the number of Common Shares held by each interested seller to the number of Common Shares (fully diluted, on an after-sale basis) available for registration at such time; provided, however, that the parties who participate in such registration shall be responsible with other participating sellers for a proportional share of underwriting expenses, pro rata according to the total number of shares sold on behalf of all participating sellers and shall be subject to any restrictions, such as stand-still obligations, that may be applicable to the registration and sale; and provided further, however, that the underwriter shall have the full authority, in its sole discretion, to determine the size and composition of any public offering.

     15. Specific Performance - The parties hereto each acknowledge and agree that, in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that such parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement in any action instituted in the United States District Court for the Eastern District of Virginia, or, in the event such court would not have jurisdiction for such action, in any court of the United States or any state having subject matter jurisdiction. The parties hereto each consent to personal jurisdiction in any such action brought in the United States District Court for the Eastern District of Virginia and to service of process upon it in the manner set forth in paragraph 19.

     16. Entire Agreement; Amendments - This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants, or undertakings with respect to such matters other than those expressly set forth herein or as set forth in the Company's Certificate of Incorporation. This Agreement supersedes all prior agreements and understandings among the parties with respect to its subject matter, including specifically the Original Stockholders Agreement, except for the provisions thereof which remain in effect pursuant to paragraph 13 thereof. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto. Any agreement to any extension or waiver on the part of a party hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party. For all purposes of this paragraph 16, the Management Stockholders Committee shall be empowered to act on behalf of the Management Stockholders, and the Investors' Representative shall be empowered to act on behalf of the Investors.

     17. Interpretation - The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     18. Severability - Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

     19. Notices - All notices hereunder shall be in writing and shall be deemed to have been given or made when delivered personally or when transmitted by telex or telecopy, or three days after the date deposited in the mail, first-class mail, registered or certified, return receipt requested and postage prepaid to the party at the address set forth below or such other address as any party hereto may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt:


To the Company:          DynCorp
                         2000 Edmund Halley Drive
                         Reston, Virginia 22091
                         Attention:  T. Eugene Blanchard

or, where specified:     Attention:  Corporate Secretary


To the Management        Management Stockholders Committee
Stockholders:            c/o DynCorp
                         2000 Edmund Halley Drive
                         Reston, Virginia 22091
                         Attention:  David L. Reichardt, Esq.

To the Investors:        Capricorn Investors, L.P.
                         72 Cummings Point Road
                         Stamford, Connecticut 06902
                         Attention:  Herbert S. Winokur, Jr.


Any notice hereunder shall be deemed to have been given to each Management Stockholder if given to the Management Stockholders
Committee, and to each Investor if given to the Investors'
Representative at the addresses set forth above.

     20. Governing Law - This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof which might refer such interpretation to the laws of a different state or jurisdiction.

     21. Counterparts - This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     22. Assignment - No party hereto may assign or delegate or otherwise transfer any of its rights hereunder, and any agreement, act, or deed purporting to effect any such assignment, delegation, or transfer without such prior written consent shall be void; provided however that such prohibition shall not exclude assignment by operation of law, such as by merger of a party into another corporation.

     23. Binding Effect - Subject to the provisions of paragraph 22, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     24.  No Third-Party Beneficiaries  -  The provisions of this
Agreement are intended solely for the benefit of the parties hereto, and no other party is entitled to any rights, benefits, or privileges created hereunder.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first above written.

                         DYNCORP


                         By:  Dan R. Bannister, President
                              Dan R. Bannister, President

                         CAPRICORN INVESTORS, L.P.


                         By:  Herbert S. Winokur, Jr.
                              Herbert S. Winokur, Jr., President
                              of Winokur Holdings, Inc., Managing
                              Partner of Capricorn Holdings,
                              L.P., General Partner of Capricorn
                              Investors, L.P.

                         SECURITY INSURANCE COMPANY OF HARTFORD


                         By:
                         Title:

                         GUARANTY NATIONAL INSURANCE COMPANY


                         By:
                         Title:

MANAGEMENT STOCKHOLDERS:

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                                   Exhibit A

                        Management Stockholders Committee

                               Dan R. Bannister
                             T. Eugene Blanchard
                              David L. Reichardt